EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


      Company Name                                    State of Incorporation
      ------------                                    ----------------------


Einstein Computer Corporation                               Florida

Legal Club.com, Inc. (f/k/a And Justice for All)            Florida

Legal Club Financial Corp.                                  Florida

National Association of Networked Attorneys, Inc.           Florida